As filed with the Securities and Exchange Commission on September 25, 2019

Registration No. 333-233183
Registration No. 333-212906
Registration No. 333-189304
Registration No. 333-159294
Registration No. 333-134808
Registration No. 333-115596
Registration No. 333-114243
Registration No. 333-107835
Registration No. 333-70238
Registration No. 333-57970
Registration No. 333-30304
Registration No. 333-12747
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION NO. 333-233183
FORM S-8 REGISTRATION NO. 333-212906
FORM S-8 REGISTRATION NO. 333-189304
FORM S-8 REGISTRATION NO. 333-159294
FORM S-8 REGISTRATION NO. 333-134808
FORM S-8 REGISTRATION NO. 333-115596
FORM S-8 REGISTRATION NO. 333-114243
FORM S-8 REGISTRATION NO. 333-107835
FORM S-8 REGISTRATION NO. 333-70238
FORM S-8 REGISTRATION NO. 333-57970
FORM S-8 REGISTRATION NO. 333-30304
FORM S-8 REGISTRATION NO. 333-12747
UNDER THE SECURITIES ACT OF 1933

CRAY INC.
(Exact Name of Registrant as Specified in Its Charter)

Washington	93-0962605
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
901 Fifth Avenue, Suite 1000
Seattle, WA 98164
(Address of Principal Executive Offices) (Zip Code)

CRAY INC. 2013 EQUITY INCENTIVE PLAN (AS ADOPTED MARCH 26, 2013) (AS AMENDED AND RESTATED JUNE 11, 2019)
CRAY INC. 2009 LONG-TERM EQUITY COMPENSATION PLAN
CRAY INC. 2006 LONG-TERM EQUITY COMPENSATION PLAN
CRAY INC. 2004 LONG-TERM EQUITY COMPENSATION PLAN
CRAY CANADA INC. AMENDED AND RESTATED KEY EMPLOYEE STOCK OPTION PLAN
2003 STOCK OPTION PLAN
2001 EMPLOYEE STOCK PURCHASE PLAN
1999 STOCK OPTION PLAN, AS AMENDED
2000 NON-EXECUTIVE EMPLOYEE STOCK OPTION PLAN
1995 STOCK OPTION PLAN, AS AMENDED
1996 EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plans)

Peter J. Ungaro
President and Chief Executive Officer
Cray Inc.
901 Fifth Avenue, Suite 1000
Seattle, Washington 98164
(Name and Address of Agent For Service)

(206) 701-2000
(Telephone Number, including area code, of agent for service)

Copies to:
Alan C. Smith
James D. Evans
Fenwick & West LLP
1191 2nd Avenue, 10th Floor
Seattle, Washington, 98101
(206) 389-4510

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
Cray Inc. (the “Company”) is filing this Post-Effective Amendment to the following registration statements on Form S-8 (the “Registration Statements”) to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”):

•
Registration Statement on Form S-8, File No. 333-233183, filed with the Securities Exchange Commission (the “SEC”) on August 9, 2019, pertaining to the registration of an aggregate of 1,500,000 shares of Common Stock for issuance under the Company’s 2013 Equity Incentive Plan (as adopted March 26, 2013) (as amended and restated June 11, 2019) (the “2013 Plan”).

•
Registration Statement on Form S-8, File No. 333-212906, filed with the SEC on August 4, 2016, pertaining to the registration of an aggregate of 2,500,000 shares of Common Stock for issuance under the 2013 Plan.

•
Registration Statement on Form S-8, File No. 333-189304, filed with the SEC on June 14, 2013, pertaining to the registration of an aggregate of 4,601,504 shares of Common Stock for issuance under the 2013 Plan.

•
Registration Statement on Form S-8, File No. 333-159294, filed with the SEC on May 15, 2009, pertaining to the registration of an aggregate of 3,000,000 shares of Common Stock for issuance under the Company’s 2009 Long-Term Equity Compensation Plan.

•
Registration Statement on Form S-8, File No. 333-134808, filed with the SEC on June 7, 2006, pertaining to the registration of an aggregate of 10,000,000 shares of Common Stock for issuance under the Company’s 2006 Long-Term Equity Compensation Plan.

•
Registration Statement on Form S-8, File No. 333-115596, filed with the SEC on May 18, 2004, pertaining to the registration of an aggregate of 5,500,000 shares of Common Stock for issuance under the Company’s 2004 Long-Term Equity Compensation Plan.

•
Registration Statement on Form S-8, File No. 333-114243, filed with the SEC on April 6, 2004, pertaining to the registration of an aggregate of 1,597,008 shares of Common Stock for issuance under the Cray Canada Inc. Amended and Restated Key Employee Stock Option Plan.

•
Registration Statement on Form S-8, File No. 333-107835, filed with the SEC on August 11, 2003, pertaining to the registration of an aggregate of 4,000,000 shares of Common Stock for issuance under the Company’s 2003 Stock Option Plan.

•
Registration Statement on Form S-8, File No. 333-70238, filed with the SEC on September 26, 2001, pertaining to the registration of an aggregate of 4,000,000 shares of Common Stock for issuance under the Company’s 2001 Employee Stock Purchase Plan.

•
Registration Statement on Form S-8, File No. 333-57970, filed with the SEC on March 30, 2001, pertaining to the registration of an aggregate of 9,000,000 shares of Common Stock for issuance under the Company’s 1999 Stock Option Plan, as amended (the “1999 Plan”), and the Company’s 2000 Non-Executive Employee Stock Option Plan.

•
Registration Statement on Form S-8, File No. 333-30304, filed with the SEC on February 14, 2000, pertaining to the registration of an aggregate of 3,215,686 shares of Common Stock for issuance under the 1999 Plan and the 1995 Stock Option Plan, as amended.

•
Registration Statement on Form S-8, File No. 333-12747, filed with the SEC on September 26, 1996, pertaining to the registration of an aggregate of 1,000,000 shares of Common Stock for issuance under the 1996 Employee Stock Purchase Plan.

On September 25, 2019, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated May 16, 2019, by and among the Company, Hewlett Packard Enterprise Company, a Delaware corporation (“Parent”), and Canopy Merger Sub, Inc., a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).
As a result of the Merger, any offering pursuant to the Registration Statements has been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 25th day of September 2019. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

CRAY INC.

By:	/s/ SERGIO LETELIER
Sergio Letelier
President and Secretary